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                                                                      EXHIBIT 11

                         CHATTEM, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)

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                                                            FOR THE THREE MONTHS ENDED
                                                                    FEBRUARY 28,
                                                           ----------------------------
                                                               1999               1998
                                                               ----               ----
NET INCOME:
   Income before extraordinary loss ............           $  3,577              $   609
   Extraordinary loss ..........................               (427)                  --
                                                           --------              -------
     Net income ................................           $  3,150              $   609
                                                           --------              -------
                                                           --------              -------
COMMON SHARES:
   Weighted average number outstanding..........              9,712                9,087
   Number issued upon assumed exercise
     of outstanding stock options and stock
     warrants...................................                406                  394
                                                           --------              -------
   Weighted average number and dilutive
    potential number outstanding ...............             10,118                9,481
                                                           --------              -------
                                                           --------              -------
NET INCOME ( LOSS) PER COMMON
 SHARE:
    Basic:
      Income before extraordinary loss .........           $    .37              $   .07
      Extraordinary loss .......................               (.04)                  --
                                                           --------              -------
          Total basic ..........................           $    .33              $   .07
                                                           --------              -------
    Diluted:                                               --------              -------
      Income before extraordinary loss .........           $    .35              $   .06
      Extraordinary loss .......................               (.04)                  --
                                                           --------              -------
          Total diluted ........................           $    .31              $   .06
                                                           --------              -------
                                                           --------              -------
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